July 19, 2005


Mail Stop 4561

      VIA U.S. MAIL AND FAX (416) 366-8179

William P. Dickie
Chief Financial Officer
River Capital Group, Inc.
130 King Street West #3680
Toronto, Ontario, Canada    M5X 1B1

Re:	River Capital Group, Inc.
	Form 10-KSB for the year ended December 31, 2004
      Filed April 22, 2005
      File No. 0-29463

Dear Mr. Dickie:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



						Sincerely,



Daniel Gordon
Accounting Branch Chief




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